Exhibit 99.1
FOR FURTHER INFORMATION:
AT MERCANTILE BANK CORPORATION:

Michael Price Chairman & CEO 616-726-1600 mprice@mercbank.com	Charles Christmas Chief Financial Officer 616-726-1202 cchristmas@mercbank.com
Mercantile Bank Corporation Reports Second Quarter 2009 Results
GRAND RAPIDS, Mich., July 21, 2009 (GLOBE NEWSWIRE) — Mercantile Bank Corporation (NASDAQ: MBWM) (“Mercantile”) reported a second quarter 2009 net loss attributable to common shares of $6.4 million, or ($0.75) per diluted share; this compares with a net loss of $2.6 million, or ($0.31) per diluted share, for the second quarter of 2008. For the six months year-to-date, Mercantile recorded a net loss attributable to common shares of $10.9 million, or ($1.28) per diluted share, compared with a net loss of $6.4 million, or ($0.75) per diluted share, for the prior-year six month period.
Included in second quarter and year-to-date 2009 results was a $1.2 million pretax charge ($0.76 million after-tax, or $0.09 per diluted share) for the consolidation of Mercantile’s mid- and eastern Michigan regions of its banking activities; and a $0.9 million pretax charge ($0.62 million after-tax, or $0.07 per diluted share) for the bank industry-wide FDIC special assessment. Excluding the impact of these one-time charges from ongoing operations, the second quarter net loss attributable to common shares was $5.0 million, or ($0.59) per diluted share, and the six-month net loss to common shares from ongoing operations was $9.5 million, or ($1.12) per diluted share.
Mercantile’s second quarter performance was impacted by a larger provision for loan and lease losses taken in response to continuing deterioration of the economy and its potential impact on the loan and lease portfolio and the one-time charges associated with the branch consolidation, partially offset by higher net interest income and reduced controllable overhead expenses.

Michael Price, Chairman and CEO of Mercantile Bank Corporation, commented, “We have responded to current economic conditions throughout our organization with initiatives to improve those aspects of Mercantile’s performance that we can control. Until we see credible evidence of improvement in real estate activity and general business conditions, we are committed to building our loan loss reserve to keep pace with the accelerating decline in virtually every sector of our economy. At the same time, we have moved aggressively to lower overhead from operations, improve the profitability of lending activities, reduce the cost of funds, and strengthen the balance sheet to provide additional liquidity and capital.
“We are in the process of consolidating two of our branches into the larger Lansing facility. A majority of the costs related to the restructuring have been recognized this quarter, and we anticipate that the process will be completed by mid-August. We are taking care to ensure that customers affected by the consolidation continue to experience the same quality banking service they’ve come to expect from Mercantile.
“We are particularly pleased with the results of our initiatives to increase local deposits, allowing us to reduce our reliance on wholesale funding. Our improved funding mix and greater liquidity enhance our ability to perform under current adverse conditions, as does the $21 million of capital invested in Mercantile by the U.S. Treasury. We have been able to improve our net interest margin by lowering funding costs, and we anticipate that margins will continue to improve throughout 2009 as higher-priced wholesale funds mature.”
Operating Results
Total revenue for the second quarter of 2009, consisting of net interest income and noninterest income, was $14.3 million, up 15.9 percent from the $12.4 million reported for the second quarter of 2008. Net interest income was $12.5 million for the current quarter compared to $10.6 million for the year-ago quarter, up 17.5 percent; the net interest margin improved by 35 basis points and average earning assets grew 1.0 percent year-over-year.
Compared with the first quarter of 2009, net interest income increased by $0.6 million, or 5.5 percent, from a 22 basis point increase in the net interest margin, partially offset by a 4.9 percent decline in average earning assets. Second quarter margin improvement primarily reflects a 23 basis point decline in the cost of funds compared to the first quarter, while the asset yield declined by only two basis points. For the six months year-to-date, net interest income rose 10.4 percent from the combined impact of a 15 basis point improvement in the net interest margin and a 4.0 percent increase in average earning assets.
Mr. Price added, “We made marked progress toward lowering our funding costs, replacing matured brokered CDs and FHLB advances at today’s lower market rates. We anticipate continued margin improvement into the second half of this year. We have $300 million of wholesale funds maturing in the third quarter at an average rate of 3.15 percent, and an additional $250 million at 3.35 percent coming due in the fourth quarter of 2009. Current rates generally range from 0.75 percent to 2.50 percent depending on product and term.”
Noninterest income was $1.9 million for the second quarter of this year, up 6.0 percent from the $1.8 million generated in the year-ago quarter. Mortgage banking income has expanded, primarily from a higher level of refinancing activity; income was $0.40 million this quarter, up $0.23 million or 131.6 percent from the second quarter of 2008.
The provision for loan and lease losses was $11.5 million for the second quarter of 2009 compared with $10.4 million for the 2009 first quarter and $6.2 million for the year-ago second quarter. The larger provision expense for the current quarter reflects additional reserves to provide for potential losses in the loan and lease portfolio from the continued deterioration of the economy plus a higher level of net loan and lease charge-offs. The allowance for loan and lease losses was 1.91 percent of total loans and leases at June 30, 2009 compared to 1.79 percent at March 31, 2009 and 1.46 percent at December 31, 2008.
Noninterest expense for the second quarter of 2009 was $12.4 million; excluding restructuring charges of $1.2 million and the $0.9 million FDIC special assessment fee, noninterest expense from operations was $10.3 million, down $0.5 million, or 4.6 percent, from the second quarter of 2008. Controllable operating expenses continue to be well-managed; salaries and benefits (excluding a $0.5 million one-time charge for severance payments associated with the branch consolidation), occupancy, and furniture and equipment expense declined $0.5 million, or 7.2 percent, compared with the year-ago quarter. Costs associated with the administration and resolution of problem assets, including legal expenses, property tax payments, appraisal costs, and write-downs on foreclosed properties, totaled $1.1 million, unchanged from the prior-year second quarter. However, the FDIC insurance premium for the 2009 second quarter, excluding the one-time special assessment, increased by $0.5 million, to $0.8 million.
Balance Sheet
Total assets were $2.1 billion as of June 30, 2009, down $136.6 million, or 6.2 percent, since year-end 2008. Loans and leases declined by $148.4 million, or 8.0 percent, to $1.7 billion during the same six-month period, with reductions in virtually every category. Commercial and industrial (“C&I”) loans had the largest six-month decline, down $91.6 million, or 17.7 percent, primarily reflecting lower usage of commercial lines of credit, which accounted for $75.0 million of the C&I decline. Approximately 75 percent of Mercantile’s loan and lease portfolio is secured by real estate, including commercial real estate (“CRE”) loans of $906.0 million and construction and land development (“C&D”) loans of $234.2 million; these categories accounted for about 53 percent and 14 percent, respectively, of total loans and leases, while C&I loans accounted for an additional 25 percent of outstanding loans and leases.
“Local deposits increased by over 30 percent since year-end 2008, with the pace accelerating in the second quarter of 2009,” commented Mr. Price. “We welcome these deposits as a substantial source of additional liquidity, and as a reflection of our customers’ continuing confidence in Mercantile. Under normal circumstances, we would promptly have utilized these deposits to fund loan growth. However, these are not normal times, and we have actually been reducing our loan and lease outstandings in the face of weakened economic conditions; this has also reduced our need for brokered deposits and borrowed funds as a source of funding.”
Total deposits at June 30, 2009 were $1.5 billion, down $120.9 million, or 7.6 percent, from December 31, 2008. Local deposits, primarily time deposits, increased by $149.4 million, or 31.8 percent, while brokered deposits declined by $270.3 million, or 23.9 percent. Mr. Price continued, “We used this opportunity to shift the deposit mix toward a greater reliance on local deposits, allowing brokered CDs to run off as they matured. Over the past six months, as total deposits shrank by 7.6 percent, our deposit mix shifted to about 42 percent local deposits compared to approximately 29 percent at year-end 2008.”
Asset Quality
At June 30, 2009, nonperforming loans and leases were $73.7 million, or 4.3 percent of total loans and leases, compared to $74.4 million (4.2 percent of total loans and leases) and $43.3 million (2.4 percent of total loans and leases) at March 31, 2009 and June 30, 2008, respectively. Approximately 38 percent of nonperforming loans and leases were contractually current on payments as of June 30, 2009. Net nonperforming loans and leases declined by $0.7 million compared to the first quarter; factors contributing to the decline include transfers of $4.7 million to foreclosed real estate and repossessions and gross loan and lease charge-offs of $11.1 million. As of June 30, 2009, foreclosed real estate and repossessions totaled $13.0 million, up from $9.4 million as of March 31, 2009 and $3.3 million for the year-ago quarter. Nonperforming assets at June 30, 2009 represented 4.2 percent of total assets compared with 3.7 percent as of March 31, 2009 and 2.2 percent at June 30, 2008.
“The spreading impact of our deteriorating economy is reflected by the shift in our nonperforming loan categories,” continued Mr. Price. “We first experienced weakness in our residential C&D loan portfolio almost two years ago, followed by problems surfacing in our non-owner occupied CRE loans starting in the latter half of 2008. In the current quarter, owner-occupied CRE nonperforming loans were the fastest growing category.” Total nonperforming CRE loans were $41.6 million as of June 30, 2009, compared with $33.0 million at March 31, 2009. Non-owner occupied CRE nonperforming loans accounted for $25.5 million at June 30, 2009, with owner-occupied CRE representing the remainder of $16.1 million, the latter up from the $7.8 million as of March 31, 2009. Foreclosed CRE declined modestly from first quarter-end to $3.9 million at June 30, 2009, primarily reflecting property sales and valuation write-downs during the second quarter.
Nonperforming C&D loans totaled $19.1 million as of June 30, 2009, compared with $25.4 million at March 31, 2009, a decline of $6.3 million. Charge-offs and transfers to foreclosed real estate accounted for the majority of the decline. Nonperforming C&I loans and leases were $9.5 million as of June 30, 2009, down from $12.8 million at

March 31, 2009. Charge-offs of C&I loans were $5.0 million in the second quarter, with an additional $0.7 million shifted to foreclosed assets.
Net loan and lease charge-offs were $10.8 million, or 2.47 percent of average loans and leases (annualized) for the second quarter compared with $5.6 million, or 1.25 percent of average loans and leases (annualized) for the first quarter of this year. Net loan and lease charge-offs were $16.4 million, or 1.85 percent of average loans and leases (annualized) for the first six months of 2009 compared with $9.2 million, or 1.03 percent of average loans and leases (annualized), for the first six-months of 2008.
In the current quarter, approximately 53 percent, or $5.7 million of the loans and leases charged-off were eliminations of specific reserves established in prior periods, compared to approximately 13 percent, or $0.7 million for the first quarter of 2009. Excluding charges associated with the elimination of specific reserves, net loan and lease charge-offs have been generally stable at $5.1 million, or 1.16 percent of average loans and leases annualized, for second quarter 2009 compared to $4.9 million, or 1.09 percent of average loans and leases annualized for first quarter 2009.
At June 30, 2009, reserves were 1.91 percent of total loans and leases compared with 1.46 percent at year-end 2008. “We continue to build loan loss reserves,” Price added. “Since year-end 2008, we added nearly $5.5 million to reserves while shrinking our loan and lease portfolio by almost $150 million. The higher level of reserves provides us with greater flexibility to manage the administration and disposition of nonperforming assets, as well as providing us with an extra cushion under these uncertain conditions.”
Capital Position
On May 15, 2009, Mercantile accepted the Treasury Department’s investment of $21.0 million under its Capital Purchase Program for preferred stock and a common stock warrant. Mr. Price commented, “We believe our capital level was sufficient before the Treasury’s investment. However, there is still considerable uncertainty regarding the time frame of economic recovery. Our participation in the Capital Purchase Program provides an additional cushion that should enable us to satisfactorily address any existing or additional risks associated with current economic conditions. By participating in this program, we are able to enhance the Bank’s capital position without creating unacceptable levels of dilution to our common shareholders.”
Shareholders’ equity totaled $181.7 million at June 30, 2009, an increase of $12.3 million, or 7.3 percent, from the March 31, 2009 level of shareholders’ equity. The Bank remains “well-capitalized” under regulatory capital requirements, with a total risk-based capital ratio of 11.6 percent as of June 30, 2009 compared with 10.6 percent at March 31, 2009. The Bank’s total regulatory capital as of June 30, 2009 was approximately $29.9 million in excess of the minimum amount required to be categorized as “well-capitalized.” Total shares outstanding at second quarter-end were 8,587,717.
About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Founded in 1997 to provide banking services to businesses, individuals, and governmental units, the Bank differentiates itself on the basis of service quality and its banking staff expertise. Mercantile currently has nine full-service banking offices in Grand Rapids, Holland, Ann Arbor, Novi and Lansing, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”
Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Mercantile Bank Corporation
Second Quarter 2009 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS

	JUNE 30,	DECEMBER 31,	JUNE 30,
	2009	2008	2008
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and due from banks	$15,601,000	$16,754,000	$37,632,000
Short term investments	2,560,000	100,000	137,000
Federal funds sold	20,741,000	8,950,000	0

Total cash and cash equivalents	38,902,000	25,804,000	37,769,000

Securities available for sale	158,996,000	162,669,000	129,013,000
Securities held to maturity	61,934,000	64,437,000	63,787,000
Federal Home Loan Bank stock	15,681,000	15,681,000	14,973,000

Loans and leases	1,708,524,000	1,856,915,000	1,840,793,000
Allowance for loan and lease losses	(32,605,000)	(27,108,000)	(31,881,000)

Loans and leases, net	1,675,919,000	1,829,807,000	1,808,912,000

Premises and equipment, net	30,854,000	32,334,000	33,557,000
Bank owned life insurance policies	43,103,000	42,462,000	41,004,000
Accrued interest receivable	7,733,000	8,513,000	8,317,000
Other assets	38,250,000	26,303,000	26,022,000

Total assets	$2,071,372,000	$2,208,010,000	$2,163,354,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$122,388,000	$110,712,000	$131,107,000
Interest-bearing	1,356,245,000	1,488,863,000	1,413,597,000

Total deposits	1,478,633,000	1,599,575,000	1,544,704,000

Securities sold under agreements to repurchase	109,585,000	94,413,000	82,300,000
Federal funds purchased	0	0	16,000,000
Federal Home Loan Bank advances	235,000,000	270,000,000	285,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Other borrowed money	16,850,000	19,528,000	14,245,000
Accrued interest and other liabilities	16,622,000	17,132,000	20,402,000

Total liabilities	1,889,680,000	2,033,638,000	1,995,641,000

SHAREHOLDERS’ EQUITY
Preferred stock, net of discount	19,725,000	0	0
Common stock	173,415,000	172,353,000	172,640,000
Retained earnings (deficit)	(12,158,000)	(1,281,000)	(2,672,000)
Accumulated other comprehensive income (loss)	710,000	3,300,000	(2,255,000)

Total shareholders’ equity	181,692,000	174,372,000	167,713,000

Total liabilities and shareholders’ equity	$2,071,372,000	$2,208,010,000	$2,163,354,000

Mercantile Bank Corporation
Second Quarter 2009 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME

	THREE MONTHS ENDED	THREE MONTHS ENDED	SIX MONTHS ENDED	SIX MONTHS ENDED
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans and leases, including fees	$24,080,000	$26,483,000	$49,265,000	$55,546,000
Investment securities	2,744,000	2,624,000	5,520,000	5,426,000
Federal funds sold	39,000	31,000	86,000	117,000
Short term investments	3,000	1,000	16,000	5,000

Total interest income	26,866,000	29,139,000	54,887,000	61,094,000

Interest expense
Deposits	11,220,000	14,861,000	24,061,000	31,964,000
Short term borrowings	475,000	472,000	915,000	1,023,000
Federal Home Loan Bank advances	2,295,000	2,666,000	4,747,000	4,995,000
Long term borrowings	426,000	548,000	909,000	1,137,000

Total interest expense	14,416,000	18,547,000	30,632,000	39,119,000

Net interest income	12,450,000	10,592,000	24,255,000	21,975,000

Provision for loan and lease losses	11,500,000	6,200,000	21,900,000	15,300,000

Net interest income after provision for loan and lease losses	950,000	4,392,000	2,355,000	6,675,000

Noninterest income
Service charges on accounts	500,000	480,000	1,012,000	984,000
Other income	1,363,000	1,278,000	2,883,000	2,664,000

Total noninterest income	1,863,000	1,758,000	3,895,000	3,648,000
Noninterest expense
Salaries and benefits	5,247,000	5,673,000	10,799,000	11,447,000
Occupancy	883,000	958,000	1,804,000	1,932,000
Furniture and equipment	466,000	480,000	933,000	1,020,000
FDIC insurance costs	1,796,000	304,000	2,430,000	593,000
Branch consolidation costs	1,150,000	0	1,150,000	0
Other expense	2,822,000	3,362,000	6,020,000	6,114,000

Total noninterest expense	12,364,000	10,777,000	23,136,000	21,106,000

Income (loss) before federal income tax expense (benefit)	(9,551,000)	(4,627,000)	(16,886,000)	(10,783,000)

Federal income tax expense (benefit)	(3,326,000)	(2,015,000)	(6,172,000)	(4,433,000)

Net income (loss)	(6,225,000)	(2,612,000)	(10,714,000)	(6,350,000)

Preferred stock dividends and accretion	163,000	0	163,000	0

Net income (loss) available to common shareholders	$(6,388,000)	$(2,612,000)	$(10,877,000)	$(6,350,000)

Basic earnings (loss) per share	($0.75)	($0.31)	($1.28)	($0.75)
Diluted earnings (loss) per share	($0.75)	($0.31)	($1.28)	($0.75)

Average basic shares outstanding	8,485,636	8,469,097	8,483,323	8,467,122
Average diluted shares outstanding	8,485,636	8,469,097	8,483,323	8,467,122

Mercantile Bank Corporation
Second Quarter 2009 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
	2009	2009	2008	2008	2008
(dollars in thousands except per share data)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2009	2008

EARNINGS
Net interest income	$12,450	11,805	12,505	11,728	10,592	24,255	21,975
Provision for loan and lease losses	$11,500	10,400	4,000	1,900	6,200	21,900	15,300
Noninterest income	$1,863	2,032	1,818	1,817	1,758	3,895	3,648
Noninterest expense	$12,364	10,772	10,506	10,513	10,777	23,136	21,106
Net income (loss)	$(6,225)	(4,489)	313	1,079	(2,612)	(10,714)	(6,350)
Net income (loss) common shareholders	$(6,388)	(4,489)	313	1,079	(2,612)	(10,877)	(6,350)
Basic earnings (loss) per share	$(0.75)	(0.53)	0.04	0.13	(0.31)	(1.28)	(0.75)
Diluted earnings (loss) per share	$(0.75)	(0.53)	0.04	0.13	(0.31)	(1.28)	(0.75)
Average basic shares outstanding	8,485,636	8,480,985	8,475,991	8,472,569	8,469,097	8,483,323	8,467,122
Average diluted shares outstanding	8,485,636	8,480,985	8,532,153	8,530,347	8,469,097	8,483,323	8,467,122

PERFORMANCE RATIOS
Return on average assets	(1.19%)	(0.81%)	0.06%	0.20%	(0.49%)	(1.00%)	(0.60%)
Return on average common equity	(14.54%)	(10.50%)	0.72%	2.53%	(6.09%)	(12.55%)	(7.29%)
Net interest margin (fully tax-equivalent)	2.50%	2.28%	2.40%	2.30%	2.15%	2.39%	2.24%
Efficiency ratio	86.38%	77.85%	73.35%	77.62%	87.26%	82.19%	82.37%
Full-time equivalent employees	278	298	303	307	318	278	318

CAPITAL
Period-ending equity to assets	8.77%	7.56%	7.90%	7.76%	7.75%	8.77%	7.75%
Tier 1 leverage capital ratio	9.46%	8.49%	9.17%	9.34%	9.50%	9.46%	9.50%
Tier 1 risk-based capital ratio	10.48%	9.38%	9.68%	9.61%	9.71%	10.48%	9.71%
Total risk-based capital ratio	11.74%	10.63%	10.93%	10.86%	10.96%	11.74%	10.96%
Book value per common share	$18.71	19.70	20.29	20.08	19.66	18.71	19.66
Cash dividend per common share	$0.01	0.04	0.04	0.04	0.08	0.05	0.23

ASSET QUALITY
Gross loan charge-offs	$11,111	5,740	6,564	4,462	4,431	16,851	9,568
Net loan charge-offs	$10,779	5,624	6,403	4,271	4,275	16,403	9,232
Net loan charge-offs to average loans	2.47%	1.25%	1.37%	0.91%	0.95%	1.85%	1.03%
Allowance for loan and lease losses	$32,605	31,884	27,108	29,511	31,881	32,605	31,881
Allowance for losses to total loans	1.91%	1.79%	1.46%	1.58%	1.73%	1.91%	1.73%
Nonperforming loans	$73,671	74,369	49,303	42,047	43,297	73,671	43,297
Other real estate and repossessed assets	$12,960	9,378	8,118	5,743	3,322	12,960	3,322
Nonperforming assets to total assets	4.18%	3.74%	2.60%	2.17%	2.16%	4.18%	2.16%

END OF PERIOD BALANCES
Loans and leases	$1,708,524	1,778,057	1,856,915	1,870,799	1,840,793	1,708,524	1,840,793
Total earning assets (before allowance)	$1,968,436	2,140,804	2,108,752	2,099,408	2,048,703	1,968,436	2,048,703
Total assets	$2,071,372	2,239,764	2,208,010	2,207,359	2,163,354	2,071,372	2,163,354
Deposits	$1,478,633	1,651,283	1,599,575	1,575,713	1,544,704	1,478,633	1,544,704
Shareholders’ equity	$181,692	169,345	174,372	171,348	167,713	181,692	167,713

AVERAGE BALANCES
Loans and leases	$1,749,919	1,821,428	1,858,701	1,852,848	1,812,898	1,785,476	1,803,312
Total earning assets (before allowance)	$2,050,071	2,155,278	2,116,540	2,073,787	2,029,494	2,102,384	2,022,352
Total assets	$2,146,593	2,254,307	2,214,412	2,172,859	2,125,731	2,200,152	2,120,600
Deposits	$1,558,206	1,658,323	1,588,615	1,550,544	1,531,853	1,607,988	1,555,199
Shareholders’ equity	$176,189	173,414	172,374	169,241	171,902	174,809	174,767